Exhibit  23.1



                           CONSENT OF BDO SEIDMAN, LLP



         We consent to the incorporation by reference in the Registration Statements of Tag-It Pacific, Inc. on Form S-8 (File No. 333-66356) and on Form S-8 (File No. 333-84099) of our report dated March 8, 2002 on our audits of the consolidated balance sheets of Tag-It Pacific, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and convertible redeemable preferred stock and cash flows for each of the three years in the period ended December 31, 2001, which report is incorporated by reference in this Annual Report on Form 10-K.



                               /s/BDO Seidman, LLP



         Los Angeles, California

         March 8, 2002